Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
Multimanager Core Bond Portfolio(AXA-VIP)
BlackRock Allocation Target Shares: Series C
Portfolio(BATSC)
BlackRock Balanced Capital Portfolio (FI)( BCS_F)
BlackRock Core Bond Portfolio(BR-CORE )
BlackRock Multi Asset Income - Passive Fixed Income
Portfolio(BR-INC-PFI)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser)( BVA-BF) BlackRock Total Return Portfolio (Ins - Series)( BVA-TR) iShares 1-3 Year Credit Bond ETF(ISHCRED1-3) iShares Intermediate Government/Credit Bond ETF(ISHIGOVCR) Metropolitan Series Fund, Inc.- BlackRock Bond Income Portfolio(MET-BI)
Master Total Return Portfolio of Master Bond LLC(MF-BOND)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
11-18-2014

Security Type:
BND/CORP


Issuer
CITIGROUP INC (2017)

Selling
Underwriter
CITIGROUP GLOBAL MARKETS INC.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Citigroup Global Markets Inc.,ABN AMRO
Securities (USA) LLC,Danske Markets
Inc.,Deutsche Bank Securities Inc.,HSBC
Securities (USA) Inc.,RBS Securities
Inc.,Santander Investment Securities
Inc.,UBS Securities LLC,Wells Fargo
Securities,
LLC,Apto Partners,LLC,Banca IMI
S.p.A.*,BB&T Capital Markets,
a division of BB&T Securities,LLC,Blaylock
Beal Van,LLC,
BMO Capital Markets Corp.,Cabrera Capital
Markets,LLC,Capital One
Securities,Inc.,CastleOak
Securities,L.P.,CAVU Securities,LLC,CIBC
World Markets Corp.,
C.L. King & Associates,Inc.,Credit
Agricole Securities (USA) Inc.,
Credit Suisse Securities (USA) LLC,Great
Pacific Securities,
Loop Capital Markets LLC,Multi-Bank
Securities,Inc.,PNC Capital Markets
LLC,RBC Capital Markets,LLC,SMBC Nikko
Securities America,Inc.,SunTrust Robinson
Humphrey,Inc.,U.S. Bancorp
Investments,Inc.


Transaction Details

Date of Purchase
11-18-2014


Purchase
Price/Share
(per share / %
of par)
$98.98

Total
Commission,
Spread or
Profit
0.250%


1.	Aggregate Principal Amount Purchased
(a+b)
$124,395,000

a.US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$21,901,000

b.Other BlackRock Clients
$102,494,000

2.	Aggregate Principal Amount of
Offering
$1,600,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.0777


Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Abhishek Anchal
Date:
11-18-2014

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
11-18-2014

Global Syndicate Team Member